EXHIBIT 3.2

BY-LAWS

OF THE

FEDERAL HOME LOAN BANK OF BOSTON

[as restated and effective July 22, 2005]

ARTICLE I

OFFICES

SECTION 1. PRINCIPAL OFFICE

The principal office of the Federal Home Loan Bank of Boston (“Bank”) is to be located in the City of Boston, County of Suffolk, State of Massachusetts.

SECTION 2. OTHER OFFICES

In addition to its principal office, the Bank may maintain offices at any other place, or places designated by the Board of Directors of the Federal Home Loan Bank of Boston (“Board”).

ARTICLE II

STOCKHOLDERS’ MEETING

SECTION 1. ANNUAL MEETING

An Annual Meeting of Stockholders may be held in any year at such time and place within the District as the Board shall from time to time designate.  Notice of the time and place for any Annual Meeting shall be given to each stockholder at least ten (10) days prior to such Annual Meeting.

At an Annual Meeting any appropriate business may be transacted. The Board, any officer thereof or the Chief Executive Officer of the Bank may submit such matters to the Stockholders’ Meeting as they may deem to be appropriate.  The stockholders may discuss all of the affairs of the Bank and the situation in the District in reference to home financing and make such recommendations, as to them may appear to be appropriate, to the Board or the Chief Executive Officer.

The Chairman, or in his absence the Vice Chairman, or in the absence of both, the Chief Executive Officer of the Bank, shall preside at all meetings of the stockholders.

SECTION 2. STOCKHOLDER VOTING

The stockholders of the Bank shall be entitled to vote for the election of directors of the Bank in accordance with Part 915 of the Rules and Regulations of the Federal Housing Finance Board (“FHFB”).  The stockholders shall be entitled to vote with respect to such matters, if any, as may be provided for in the Capital Plan of the Bank, as in effect from time to time, subject to such rules and procedures as may be established in the Capital Plan and/or the By-Laws.

SECTION 3. SPECIAL MEETING

Special meetings of the stockholders of the Bank shall be called by the Board or Executive Committee upon written request of the Chief Executive Officer of the Bank, or a majority of the Board.  The Board or Executive Committee shall designate the time and place for such special meeting to be held no less than fifteen (15) days, nor more than sixty (60) days, after such request therefore.  Should the Board or Executive Committee fail to act for a period of thirty (30) days after request for such meeting, the Secretary of the Bank shall designate a time and place.  A notice of such meeting shall be sent at least ten (10) days before such meeting and shall contain a statement of the purposes and of the time and place of the meeting.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND QUALIFICATIONS

The Board shall consist of such persons as shall be appointed or elected thereto in accordance with the Federal Home Loan Bank Act as from time to time amended; and the Rules and Regulations of the FHFB.

SECTION 2. REGULAR MEETINGS

Stated meetings of the Board may be held at such time and place as shall be determined from time to time by the Board.  Stated meetings may be held without notice thereof, but the Board may direct the giving of five (5) days’ notice of such a meeting to each Director.

SECTION 3. SPECIAL MEETINGS

Special meetings of the Board may be called by its chairman or the Chief Executive Officer of the Bank on at least five (5) days’ written notice or three (3) days’ telephonic, electronic, telecopy, facsimile, or similar notice to each Director, and shall be called upon like notice by the Secretary of the Bank on the written request of three

Directors stating the reasons therefor.  The notice of such special meetings shall stipulate the time and place of such meetings and shall contain a statement of the purpose or purposes of such meetings.  Such meetings may be held at any time and place without previous notice if all of the Directors are actually present or consent thereto.

SECTION 4. QUORUM VOTING

At any regular or special meeting of the Board of Directors, a majority of the Directors shall constitute a quorum for the transaction of business, but a smaller number may adjourn from time to time until a quorum is present.  A majority of the Directors present at any meeting, a quorum being present, shall decide questions submitted for decision.

SECTION 5. OFFICERS OF THE BOARD

The officers of the Board shall be a Chairperson and a Vice Chairperson, each elected from among the directors for a two-year term by a majority of the Board.  In the event of the absence or disability of the Chairperson for any period or in the event of a vacancy during the term of office of the Chairperson, the Vice Chairperson shall perform such duties until the vacancy has been filled or the remaining term of the Chairperson has expired.  In the event neither the Chairperson nor the Vice Chairperson are available to carry out the requirements of the Chairperson for any period or in the event of concurrent vacancies during the term of office of Chairperson and the Vice Chairperson, a majority of the Board (a) shall elect from among the directors an Acting Chairperson to fulfill the duties usually performed by the Chairperson of the Board until the vacancy has been filled or the remaining term of the Chairperson has expired, and (b) may elect from among the directors an Acting Vice Chairperson to fulfill the duties usually performed by the Vice Chairperson of the Board until the vacancy has been filled or the remaining term of the Vice Chairperson has expired.  The Chief Executive Officer of the Bank, or in his absence, such other officer as may be so designated by the Board, shall be the Secretary of the Board.  The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board.

SECTION 6. REMOVAL OF OFFICERS OF THE BOARD

Upon the request of any member of the Board, the Chairperson, the Vice Chairperson or the Chief Executive Officer may convene a meeting of the Board to determine whether the Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson should be removed from office for good cause.  Notice of the time, place and purpose of such meeting shall be sent to all members of the Board.  Notice shall be given five days prior to the meeting if given by written notice sent by U.S. mail or three days prior to the meeting if sent by facsimile, electronic mail or overnight delivery.  At such meeting, the person calling the meeting shall report fully on the reason for the meeting.  If a majority of the Board determines that there is an adequate basis to conclude that good cause may exist for removal, the Governance Committee shall be charged with the responsibility for making a full investigation of the facts bearing on whether the Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson should be removed for good cause and for recommending the action to be taken, if any, in any particular case.  Removal for good cause, at a minimum, should be based upon a violation of the Bank’s Code of Conduct or the director’s duties and obligations as provided under the Federal Home Loan Bank Act and the Rules and Regulations of the FHFB.  All Governance Committee members, except for the Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson who is the subject of the investigation, shall be permitted to participate in the deliberations and actions of the Governance Committee. The Governance Committee shall provide the Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson who is the subject of the investigation a reasonable opportunity to be heard and to respond to the charges.  The Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson may be represented by legal counsel in connection with any removal proceedings, and shall be indemnified for expenses, including attorneys’ fees, subject to the standards of conduct and other procedures set forth in Article VIII of these Bylaws.  After completion of the investigation, the Governance Committee shall report to the Board at a regular meeting or a special meeting called for such purpose with respect to its investigation and its recommendation as to action to be taken, if any.  Upon receiving such recommendation, the Board by majority vote of all directors eligible to serve on the Board, except for the person who is the subject of the removal proceeding, may remove the respective Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson for good cause.  Removal of the Chairperson, Vice Chairperson, Acting Chairperson or Acting Vice Chairperson shall not affect such individual’s right to continue as a director.

SECTION 7. ORDER OF BUSINESS

At meetings of the Board, business shall be transacted in such order as, from time to time, the Board may determine.  At all meetings of the Board, the Chairman of the Board, or in his absence the Vice Chairman, or in the absence of both of these officers, a chairman pro tempore selected by the Board, shall preside.

SECTION 8. DESIGNATION OF DEPOSITORIES

The Board shall designate the trust company, or trust companies, bank or banks, in which shall be deposited the monies or securities of the Bank, except as otherwise provided by the Act and Rules and Regulations made thereunder.

Notwithstanding the foregoing provisions of this section, any special series United States Treasury obligations owned by the Bank shall be held with such depository or depositories as may be provided in the Rules and Regulations for the Federal Home Loan Bank System.

ARTICLE IV

COMMITTEES

SECTION 1. EXECUTIVE COMMITTEES

At their first meeting after their election, the Board shall select an Executive Committee, consisting of the Chairman of the Board, the Vice-Chairman of the Board, and at least three other directors.  At such meeting, the Board may also select members of the Board as alternate members of the Executive Committee.  The Chairman of the Board, or in his absence, the Vice-Chairman, or in the absence of both, a member, designated by a majority of the members present at any meeting, shall serve as Chairman of the Executive Committee.  If any member or members of the Executive Committee are unavailable for duty at a meeting, any alternate may serve and shall be empowered to act as a member of the committee for the meeting.  If all of the alternate members of the Executive Committee are unavailable for duty at a meeting, any other member of the Board who may have been selected by the person calling a meeting of the committee may serve and shall be empowered to act as an alternate member of the committee for the meeting.  Vacancies in the Executive Committee shall be filled by the Board.

During the intervals between the meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and direction of the affairs of the Bank in all cases in which specific directions shall not have been given by the Board.

All action by the Executive Committee shall be reported to the Board at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration.

Regular minutes of the proceedings of the Executive Committee shall be kept in a book provided for that purpose.

A majority of the committee shall be necessary to constitute a quorum and in every case the affirmative vote of a majority of the members shall be necessary for the passage of any resolution.  The Executive Committee may act by the written resolution of a quorum thereof although not formally convened; it shall fix its own rules of procedure, and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of the Chairman of the Board or of the Chief Executive Officer of the Bank.  Meetings of the Executive Committee or any other committee of the Board may be held without notice if all members of the committee are actually present or consent thereto.

In the event of a national emergency, if all of the persons herein before authorized to call a meeting of the committee are unavailable for duty, a meeting may be called by any other member of the Board.

SECTION 2. OTHER COMMITTEES

The Board may delegate from time to time to suitable committees any duties that are required to be executed during the intervals between the meeting of the Board, and such committees shall report to the Board when and as required.  Such committees shall be selected so as to employ the services as nearly as is feasible of all of the membership of the Board.  Nothing in this section shall limit the power of the Board to establish additional committees on an ad hoc or standing basis or to assign additional responsibilities to any committee.

ARTICLE V

OFFICERS AND EMPLOYEES

SECTION 1. OFFICERS

The corporate officers of the Bank shall be a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board.

The President shall also be the Chief Executive Officer of the Bank and shall, subject to the direction of the Board, have responsibility for the general and active management of the business of the Bank, and shall see that all orders and resolutions of the Board are carried out.

The same person may hold two or more offices but no person shall execute, acknowledge or verify any instrument in more than one capacity.  All corporate officers shall hold office for one year or until their respective successors are elected and qualified.  The Board may also appoint such other corporate officers as they shall deem necessary who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board.  Additional officers, known as functional officers, may be appointed by the President.

Each of the salaried corporate officers of the Bank shall devote his entire time, skill and energy to the business of the Bank, unless the contrary is expressly consented to the Board.  The corporate officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board.  They shall have full responsibility for the operation of the Bank under the direction of the Board and the Executive Committee.  They shall make a full report to committees of the Board of matters under consideration or to be considered by such committees and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting.

When so designated by resolution of the Board, and under such directions as may be stated therein, the President, or a Vice President, or other corporate officers may act as ex officio members of any standing committee of the Board; provided that the presence of only one such ex officio member may be counted in determining the requirement of a quorum.

The corporate officers of the Bank designated by its Board of Directors may extend or deny credit and take such other action as it is in conformity with the Credit Policy of the Bank.

SECTION 2. EMPLOYEES AND LEGAL COUNSEL

There shall also be such other employees (which may include inside legal counsel) as the Board may authorize or whose appointment the Board may ratify; and they shall have such duties as shall be assigned to them by the Board and the Chief Executive Officer of the Bank.  The Board may retain outside legal counsel.

ARTICLE VI

CAPITAL STOCK

SECTION 1. ISSUANCE, TRANSFER, REDEMPTION, REPURCHASE AND DIVIDENDS

Each member and former member shall be required to acquire and retain capital stock in the manner and amount prescribed by the Federal Home Loan Bank Act, as amended, the Rules and Regulations of the FHFB and the Capital Plan of the Bank, as in effect from time to time.

The manner of issuance, transfer, redemption, and repurchase of capital stock as well as the payment of dividends thereon shall be prescribed in the Federal Home Loan Bank Act, as amended, the Rules and Regulations of the FHFB, and the Capital Plan of the Bank, as in effect from time to time.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1. MINUTES

Accurate minutes of all meetings of the stockholders of the Bank, of the Board, and of the Executive Committee, shall be signed by the presiding officer and attested under the seal of the Bank by the Secretary officiating at such meeting, and a certified copy of the same shall immediately be transmitted to the FHFB.  The original copies of such minutes shall be preserved by the Bank in minute books in custody of the Secretary of the Board but available to any member of the FHFB or to the examiners or other official representatives of said FHFB.

SECTION 2. CORPORATE SEAL

The Seal of the Bank shall be as hereto affixed and shall be in charge of the Secretary.  If and when so directed by the Board, a duplicate of the Seal may be kept and used by the Treasurer.

SECTION 3. TELEPHONE MEETINGS

Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a telephone of similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

SECTION 4. BANKING HOURS

The Bank shall be kept open for business for such hours as the Board shall fix, and employees shall remain in performance of their duties for such hours as may be required by said Board.

SECTION 5. BUDGET

The President or Chief Executive Officer of the Bank shall prepare and submit to the Board a proposed budget for the following calendar year.  The Board shall promptly consider the proposed budget and shall adopt a budget for the following calendar year.  The budget, when adopted, shall be forwarded to the FHFB at such time as the FHFB shall from time to time require.

SECTION 6. SURETY BONDS

The Bank shall maintain adequate surety bonds, covering all officers, employees, attorneys or agents having control over or access to monies or securities owned by the Bank or in its possession.  The Bank shall comply with all provisions of the law as to the maintenance of liability, compensation, or other insurance, and shall maintain such additional forms and amounts of insurances the Board may, from time to time determine necessary for its protection.

SECTION 7. SIGNING OF PAPERS

All checks, contracts, deeds, bonds, assignments, releases or other documents of the Bank shall be signed in the name of the Bank by any officer or employee authorized by the Board of Directors.  The Board may delegate to the President of the Bank the power to give specific officers and employees this signatory authority.  When authorized by the Board, checks may be issued by the Bank bearing the facsimile signature of any officer or employee authorized by the Board.  Any facsimile device shall be used and controlled in the manner and by the person or persons so authorized.

SECTION 8. OPERATIONS

The Bank shall operate and do business within the provisions of the Federal Home Loan Bank Act, as amended, the Rules and Regulations of the FHFB, its certificate of organization, its Capital Plan as in effect from time to time, these By-laws and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

SECTION 9. FISCAL YEAR

The fiscal year of the Bank shall begin on the first day of January.

SECTION 10. AMENDMENT

These By-laws may be altered, amended or repealed and new By-laws may be adopted at any meeting of the Board at which a quorum is present, by a majority vote of Directors present at the meeting so long as notice of the action proposed to be taken in respect of the By-laws shall have been given to each Director at least ten (10) days prior to such meeting.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

SECTION 1. GENERAL

The Bank shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Bank, or is or was serving at the request of the Bank as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (hereinafter an “Indemnitee”), against all expenses liabilities and losses (including attorneys’ fees and related disbursements, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection with such action, suit or proceeding if, as determined in the Board’s sole discretion, such Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any director, officer or employee of the Bank who is or was rendering services to the Financial Institutions Retirement Fund, the Financing Corporation, the Resolution

Funding Corporation, the Office of Finance, the Council of Federal Home Loan Banks and any Federal Home Loan Bank System committee, including but not limited to the Bank Presidents Conference, shall be deemed to be serving or have served, at the request of the Bank.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 2. PROCEDURE

Any indemnification under Section 1 of this Article VIII (unless ordered by a court) shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the present or former director, officer or employee is proper in the circumstances because, in the Board’s sole discretion, he has met the applicable standard of conduct set forth in such Section 1.

Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or any similar action, suit or proceeding then pending even though less than a quorum (“Disinterested Directors”) , or (b) by a committee of such Disinterested Directors designated by majority vote of such Disinterested Directors, even though less than a quorum, or (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion.

Any Indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article VIII shall be made promptly, but in any event no later than sixty (60) days after the date a written request from the person seeking indemnification was received by the Bank.  The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by such director, officer or employee in any court of competent jurisdiction, if the Bank denies such request, in whole or in part, or if no disposition thereof is made within 60 days.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses, including attorney’s fees, costs and charges, under this Article VIII where the required undertaking, if any, has been received by the Bank) that the claimant has not met the standard of conduct set forth in Section 1 of this Article VIII, but the burden of proving such defense shall be on the Bank.  Neither the failure of the Board to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in Section 1 of this Article VIII, nor the fact that there has been an actual determination by the Board that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Bank.

SECTION 3. ADVANCEMENT OF EXPENSES

Expenses (including attorney’s fees, costs and charges) incurred by a director of officer in defending a Proceeding shall be paid or advanced by the Bank in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Bank as authorized in this Article VIII.

SECTION 4. RIGHTS NOT EXCLUSIVE

The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity undertaken at the request of the Bank, while holding such office.

SECTION 5. INDEMNIFICATION OF AGENTS OF THE BANK

The Bank may, to the extent authorized by the Board from time to time, grant rights to indemnification and advancement of expenses to agents of the Bank to the full extent of the provisions of this Article VIII with respect to the indemnification of directors, officers or employees of the Bank.

SECTION 6. INSURANCE

The Bank shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against any liability asserted or threatened against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of the Article VIII.

SECTION 7. SURVIVAL OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

In the event that any change is made to these Bylaws to reduce or eliminate the indemnification and advancement of expenses provisions of this Article VIII, such provisions shall continue unchanged as to any director, officer, employee or agent of the Bank, with respect to any action taken or omitted by such director, officer, employee or agent (in such person’s position with the Bank or any other entity which such person is or was serving at the request of the Bank) prior to the time that such change in the Bylaws was made.

If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Bank shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expenses, liability and loss (including attorney’s fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

All rights to indemnification under this Article VIII shall be deemed to be a contract between the Bank and each director, officer or employee of the Bank who serves or served in such capacity at any time while this Article VIII is in effect.  Any repeal or modification of this Article VIII shall not in any way diminish any rights to indemnification of such director, officer or employee or the obligations of the Bank arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.  For the purposes of this Article VIII, references to “the Bank” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

SECTION 8. LIMITATION OF LIABILITY

A director of the Bank shall not be personally liable to the Bank or its members for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Bank or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.